Exhibit 10.16

Execution Copy

AMENDED AND RESTATED SUPPORT AGREEMENT

This AMENDED AND RESTATED SUPPORT AGREEMENT (this “Agreement”), dated as of November 21, 2022, is made by and among Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company (which shall deregister in the Cayman Islands and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Orchestra BioMed, Inc., a Delaware corporation (the “Company”), and the undersigned holders of ordinary shares of Parent, par value $0.0001 per share (such shares, “Parent Ordinary Shares” and the holders thereof, collectively, the “Parent Shareholders”). Parent, the Company and the Parent Shareholders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, the Company and HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), shall enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Parent Shareholders, including HSAC 2 Holdings, LLC, a Delaware limited liability company (the “Sponsor”), are the record and beneficial owners of all of the issued and outstanding Parent Ordinary Shares set forth across from such shareholder’s name on the signature pages hereto; and

WHEREAS, the Parties previously entered into a Support Agreement, dated as of July 4, 2022 (the “Prior Agreement”), concurrently with the execution and delivery of the Merger Agreement by the parties thereto; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement on the terms and subject the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Sponsor Agreement to Vote. The Sponsor hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Parent, all of Sponsor’s Parent Ordinary Shares and any other equity securities of Parent that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership after the date hereof, including any Parent Warrants or other securities convertible into or exercisable or exchangeable for Parent Ordinary Shares (collectively, the “Subject Parent Equity Securities”), (i) in favor of the Parent Proposals, (ii) in favor of any proposal to amend the Parent organizational documents to extend the period of time Parent is afforded under its organizational documents and its prospectus to consummate an initial business combination (“Extension Proposal”) and (iii) against, and withhold consent with respect to, (A) any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement and the Transactions) and (B) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of the Parent’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Section 10.1 or Section 10.3 of the Merger Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, and (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of Sponsor’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum. Prior to any valid termination of the Merger Agreement, Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other Transactions and on the terms and subject to the conditions set forth therein. The obligations of Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by Parent’s board of directors.

[Signature page to Amended and Restated Support Agreement]

2. Schedule 2 Shareholder Agreement to Vote. Each Parent Shareholder set forth on Schedule 2 (the “Schedule 2 Shareholder”) hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Parent, all of such Schedule 2 Shareholder’s Subject Parent Equity Securities, (i) in favor of the Extension Proposal and (ii) against, and withhold consent with respect to, (A) any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement and the Transactions) and (B) any other matter, action or proposal that would reasonably be expected to (x) result in a breach of any of the Parent’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Section 10.1 or Section 10.3 of the Merger Agreement not being satisfied or (z) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, and (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Schedule 2 Shareholder’s Subject Parent Equity Securities to be counted as present thereat for purposes of establishing a quorum. The obligations of each Schedule 2 Shareholder specified in this Section 2 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by Parent’s board of directors.

3.  Non-Redemption. Each Parent Shareholder hereby irrevocably and unconditionally agrees not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Securities for redemption in connection with such shareholder approval, the Merger, the Parent Proposals or any other transactions contemplated by the Merger Agreement or the Extension Proposal (the “Transactions”) and any attempt to redeem such Subject Parent Equity Securities will be void ab initio and of no effect.

4. Transfer of Shares. Each Parent Shareholder hereby agrees that it shall not (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Parent Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing, (b) deposit any of its Subject Parent Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Parent Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities, (d) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder or (e) publicly announce any intention to effect any transaction specified in clause (a) through (d).

5. Waiver of Anti-Dilution Rights. Each Parent Shareholder hereby waives any and all anti-dilution or similar rights (if any) that may otherwise be available under the Parent Organizational Documents, applicable Law or pursuant to any contract or other agreement between or among such Parent Shareholder or any Affiliate of such Parent Shareholder (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, with respect to the Transactions and that it shall not take any action in furtherance of exercising any such rights.

6. Vesting Shares.

(a) Effective as of, and contingent upon the Effective Time, upon receipt thereof, 1,000,000 Domesticated Parent Common Shares (the “Vesting Shares”) received by the Sponsor shall be deemed unvested and be irrevocably forfeited and surrendered to Parent for no consideration on the first (1st) Business Day following the expiration of the Earnout Period; provided, however:

(i) 500,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Section 6 upon the occurrence (or deemed occurrence pursuant to Section 4.7(c) of the Merger Agreement) of the Initial Milestone Event; and

(ii) 500,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to forfeiture under this Section 6 upon the occurrence (or deemed occurrence pursuant to Section 4.7(c) of the Merger Agreement) of the Final Milestone Event.

(b) The registered holder(s) of any Vesting Shares that remain unvested as of any time prior to the expiration of the Earnout Period shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of such Vesting Shares. Notwithstanding the foregoing, to the extent that any dividends or other distributions are paid in cash in respect of any Vesting Shares that have not vested in accordance with Section 6(a), such dividends and distributions shall be set aside by and paid to the holder(s) thereof as promptly as reasonably practicable following the vesting of such Vesting Shares (if at all).

(c) Following the Closing, the Sponsor shall not with respect to any of its Vesting Shares that remain unvested (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of such shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares or (iii) otherwise encumber enter into any contract, option or other arrangement or undertaking to do any of the foregoing.

(d)  Certificates or book entries representing unvested Vesting Shares shall bear a legend referencing that they are subject to forfeiture and restrictions on transfer pursuant to the provisions of this Agreement, and any transfer agent for Parent will be given appropriate stop transfer orders with respect to such unvested Vesting Shares. Upon vesting of the applicable Vesting Shares, Parent shall take all actions necessary to cause such legends to be removed.

(e) In the event Parent shall at any time during the Earnout Period pay any dividend on Domesticated Parent Common Shares by the issuance of additional Domesticated Parent Common Shares, or effect a subdivision or combination or consolidation of the outstanding Domesticated Parent Common Shares (by reclassification or otherwise) into a greater or lesser number of Domesticated Parent Common Shares, then, in each such case, the number of Vesting Shares that remain unvested shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Domesticated Parent Common Shares (including any other shares so reclassified as Domesticated Parent Common Shares) outstanding immediately after such event and the denominator of which is the number of Domesticated Parent Common Shares that were outstanding immediately prior to such event.

7. Forfeiture of Warrants. The Sponsor hereby agrees that, subject to and contingent upon the Closing, automatically and without any further action by any other Person, the Sponsor shall forfeit immediately prior to the Domestication a number of Parent Warrants equal to fifty percent (50%) of all Parent Warrants then held by the Sponsor, and all such Parent Warrants shall be cancelled and forfeited for no consideration and shall cease to exist.

8. Other Covenants.

(a) Each Parent Shareholder agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Sections 7.2 (Exclusivity) or 12.4 (Publicity) of the Merger Agreement if such action were taken by Parent.

(b) Each Parent Shareholder hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of Parent in connection with this Agreement, the Parent Shareholder Approval Matters, the Merger Agreement or the transactions contemplated thereby.

(c) On the Closing Date, each Parent Shareholder set forth on Schedule A to the Registration Rights Agreement shall deliver to Parent and the Company a duly executed copy of the Registration Rights Agreement.

(d) Each Parent Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of August 3, 2020, with Parent to which it is a party.

Each Parent Shareholder acknowledges and agrees that the Company and Parent are entering into the Merger Agreement in reliance upon such Parent Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Parent Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and Parent would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

9. Representations and Warranties. Each Parent Shareholder represents and warrants to the Company as follows: (a) this Agreement has been duly executed and delivered by such Parent Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Shareholder, enforceable against such Parent Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (b) the execution and delivery of this Agreement by such Parent Shareholder does not, and the performance by such Parent Shareholder of his, her or its obligations hereunder will not, (i) if such Parent Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Parent Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Parent Shareholder or such Parent Shareholder’s Subject Parent Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement; (c) such Parent Shareholder has not entered into, and shall not enter into or otherwise amend, any contract or other agreement that would result in the restriction, limitation or interference with the performance of such Parent Shareholder’s obligations hereunder; (d) such Parent Shareholder is the record and beneficial owner of all of its Subject Parent Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws; (e) such Parent Shareholder is sophisticated in financial matters and is able to evaluate the risks and benefits of holding its Subject Parent Equity Securities; (f) such Parent Shareholder, in making the decision to not redeem its Subject Parent Equity Securities, has not relied upon any oral or written representations or assurances from Parent or any of its officers, directors or employees or any other representatives or agents of Parent other than as set forth in this Agreement and such Parent Shareholder has had access to all of the filings made by Parent with the SEC; (g) such Parent Shareholder acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Parent Shareholder’s own legal counsel, investment and tax advisors; (h) such Parent Shareholder is not relying on any statements or representations of Parent or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Merger Agreement; (i) there are no Actions pending against such Parent Shareholder or, to the knowledge of such Parent Shareholder, threatened against such Parent Shareholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Parent Shareholder of such Parent Shareholder’s obligations under this Agreement; (j) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Parent Shareholder; and (k) except as set forth on Schedule 9(k) hereto, such Parent Shareholder nor, to the knowledge of such Parent Shareholder, anyone related by blood, marriage or adoption to such Parent Shareholder or any Person in which such Parent Shareholder has a direct or indirect legal, contractual or beneficial ownership of 5% or more is party to, or has any rights with respect to or arising from, any contract or other agreement with Parent or its Subsidiaries.

10. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 10(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, and (ii) Sections 11, 12, 13 and 14 shall each survive the termination of this Agreement.

11. No Recourse. Except for claims pursuant to the Merger Agreement or any other Additional Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Parent (other than the Parent Shareholders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Parent (other than the Parent Shareholders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

12. Waiver.

(a) Each Parent Shareholder (i) acknowledges that Parent and the Company may possess or have access to material non-public information which has not been communicated to Parent Shareholder; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Parent or the Company or any of their respective officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Parent and the Company are relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

(b) Each Parent Shareholder has read the Final Prospectus of Parent, dated August 3, 2020 (the “Parent Prospectus”), and understands that Parent has established a “trust account,” initially in an amount of at least $160.0 million for the benefit of the “public stockholders” and the underwriters of Parent’s initial public offering and that, except for (i) interest earned on the trust account that may be released to Parent to pay any taxes it incurs, and (ii) interest earned by the trust account that may be released to Parent from time to time to fund Parent’s working capital and general corporate requirements, proceeds in the trust account will not be released until (A) the consummation of a Business Combination (as defined in the Parent Prospectus) or (B) the dissolution and liquidation of Parent if it is unable to consummate a Business Combination within the allotted time. For and in consideration of Parent entering into this Agreement with the Parent Shareholders, each Parent Shareholder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (other than in connection with redemption rights or the dissolution of Parent) (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the trust account for any reason whatsoever, other than in connection with redemption rights or the dissolution of Parent.

13. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (other than Section 8(a)), (a) each Parent Shareholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Parent Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of Parent or any of its Affiliates or as an officer, employee or fiduciary of Parent or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Parent or such Affiliate.

14. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15. Incorporation by Reference. Sections 1.2 (Construction), 12.2 (Amendments; No Waivers; Remedies), 12.6 (No Assignment or Delegation), 12.7 (Governing Law), 12.8 (Counterparts; Facsimile Signatures), 12.9 (Entire Agreement), 12.10 (Severability), 12.15 (Waiver of Jury Trial), 12.16 (Submission to Jurisdiction), and 12.18 (Remedies) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Health Sciences Acquisitions Corporation 2

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	President and Chief Executive Officer

[Signature page to Amended and Restated Support Agreement]

Orchestra BioMed, Inc.

By:	/s/ David Hochman
Name:	David Hochman
Title:	Chief Executive Officer

[Signature page to Amended and Restated Support Agreement]

PARENT SHAREHOLDERS

HSAC 2 HOLDINGS, LLC

By:	/s/ Alice Lee
Name:	Alice Lee
Title:	Director
4,360,956 Ordinary Shares

/s/ Alice Lee
Name:	Alice Lee
10,000 Ordinary Shares

/s/ Stephanie A. Sirota
Name:	Stephanie A. Sirota
20,000 Ordinary Shares

/s/ Pedro Granadillo
Name:	Pedro Granadillo
22,261 Ordinary Shares

/s/ Stuart Peltz
Name:	Stuart Peltz
22,261 Ordinary Shares

/s/ Michael Brophy
Name:	Michael Brophy
22,261 Ordinary Shares

/s/ Carsten Boess
Name:	Carsten Boess
22,261 Ordinary Shares

[Signature page to Amended and Restated Support Agreement]

Schedule 2

Alice Lee

Stephanie A. Sirota

Pedro Granadillo

Stuart Peltz

Michael Brophy

Carsten Boess

Schedule 9(k)

Administrative Services Agreement dated August 3, 2020 between HSAC 2 Holdings, LLC and Health Sciences Acquisitions Corporation 2.